www.TractorSupply.com

TRACTOR SUPPLY COMPANY APPOINTS RAM KRISHNAN TO ITS BOARD OF DIRECTORS

Brentwood, TN, November 3, 2016 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced that Ram Krishnan has been appointed to the Company’s Board of Directors.

Mr. Krishnan is a recognized Fortune 500 executive with over 20 years of global marketing experience. His expertise in mobile, e-commerce, social and experiential marketing has led to the successful expansion of brands such as Frito-Lay, PepsiCo and General Motors. Mr. Krishnan currently serves as the Senior Vice President and Chief Customer Officer of Global Sales for PepsiCo.

Cynthia Jamison, Tractor Supply Company’s Chairman of the Board stated, “Ram is a proven and innovative marketing veteran with an impressive track record of leadership success, and we are delighted that he will be joining the Tractor Supply Board of Directors. We are confident that Ram’s global marketing experience and business background will be valuable assets to the Tractor Supply team as we continue to focus on our long-term strategy.”

Mr. Krishnan commented, “Joining Tractor Supply’s Board is an exciting opportunity, as the Company continues to expand its highly-regarded brand, customer base, and impactful consumer connections. I look forward to serving Tractor Supply and contributing to the Company’s continued growth and success as the most dependable supplier of every-day products for the rural lifestyle.”

Prior to serving as Senior Vice President and Chief Customer Officer of Global Sales for PepsiCo, Mr. Krishnan served as Senior Vice President and Chief Marketing Officer of Frito-Lay, having previously held several management and leadership positions with Frito-Lay between 2006 and 2016. Prior to 2006, Mr. Krishnan served in management and consulting positions for General Motors.

About Tractor Supply Company
At September 24, 2016, Tractor Supply Company operated 1,575 stores in 49 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.